Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into between Scott Wheeler (“Employee”) and Daseke, Inc. (the “Company”), and is effective as of the Effective Date (as defined herein).  The Company and Employee shall each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

WHEREAS, Employee has been employed by the Company pursuant to that certain Employment Agreement effective as of February 27, 2017 and amended effective as of August 30, 2018 and January 1, 2019 (as amended, the “Employment Agreement”);

WHEREAS, Employee received certain equity interests pursuant to the Company’s 2017 Omnibus Incentive Plan (the “Outstanding Equity Awards”), including an award of stock options on February 27, 2017;

WHEREAS, Employee agreed to be bound by certain restrictive covenants in the Employment Agreement, which restrictive covenants remain enforceable as provided herein; and

WHEREAS, Employee and the Company wish to resolve all matters related to Employee’s employment with the Company and the cessation thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:

1.                                      Separation. Employee’s employment with the Company terminated effective as of September 4, 2019 (the “Separation Date”).  Effective as of such date, Employee’s employment by the Company terminated and Employee separated from Employee’s positions with the Company and all subsidiaries and affiliates of the Company and from any and all other positions, roles, offices, or titles held by Employee with, at the direction of, or for the benefit of the Company and all subsidiaries and affiliates of the Company (including as a member of the Board of Directors of the Company and all such other positions, roles, offices, or titles referred to in Section 22 of the Employment Agreement).

2.                                      Severance Benefits.  In consideration of the Employee’s execution and non-revocation of this Agreement, and conditioned on Employee’s continued compliance with Sections 8 -10 of the Employment Agreement (which remain in full force and effect in accordance with their terms) and the covenants and promises contained herein, the Company shall provide Employee with the benefits set forth in this Section 2 (collectively, the “Severance Benefit”).

a.                                      The Company shall continue to pay Employee his base salary as in effect immediately prior to the Separation Date, paid in accordance with the Company’s normal payroll practices, and subject to deductions for applicable taxes, through February 27, 2020.

b.                                      The Company shall provide Employee with a severance payment in an aggregate amount equal to $1,312,500, less applicable tax withholding (the “Severance Payment”), which the Parties agree and acknowledge is equal to the sum of (i) 1.5 times Employee’s base salary as in effect immediately prior to the Separation Date and (ii) 1.5 times the target value of Employee’s annual bonus for 2018.  Payment of the Severance Payment shall be divided into substantially equal installments and paid in accordance with the Company’s normal payroll procedures over an 18-month period following February 27, 2020; provided, however, that (A) the first installment of the Severance Payment shall be paid on the Company’s first regularly scheduled pay date that is on or after February 27, 2020 (but in any event no later than March 13, 2020), and each of the remaining installments shall be paid on a monthly basis thereafter, (B) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 2(b) after March 13, 2020 exceeds $560,000 (which is the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) applicable to Employee’s termination of employment), then such excess shall be paid to Employee in a lump sum on March 13, 2020 and the installments of the Severance Payment payable after March 13, 2020 shall be reduced by such excess (beginning with the installment first payable after March 13, 2020 and continuing with the next succeeding installment until the aggregate reduction equals such excess), (C) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 2(b) after December 31, 2020 shall be paid with the installment of the Severance Payment, if any, due in December of 2020, and (D) in no event shall the aggregate of the amounts paid to Employee pursuant to the preceding clauses 2 (A), 2 (B) and 2 (C) be less than the full Severance Payment.

c.                                       Following the Separation Date, Employee is entitled at Employee’s option to continue coverage under the Company’s group health plans for himself and his spouse and eligible dependents in accordance with the terms of such group health plans and the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).  Following the Separation Date, and subject to Employee’s timely election of continuation coverage under the Company’s group health plans in accordance with COBRA, the Company shall provide Employee with the Monthly Reimbursement Amount (as defined under Section 6(e) of the Employment Agreement) with respect to COBRA continuation coverage elected under the Company’s group health plans in accordance with the time of payment provisions set forth in Section 6(e) of the Employment Agreement and subject to the terms and conditions contained therein, including the period of time during which such Monthly Reimbursement Amount shall be provided by the Company.  Employee will receive additional information under separate cover regarding Employee’s rights to continue coverage under the Company’s group health plans pursuant to COBRA.

d.                                      Provided that Employee does not become eligible to receive coverage under a group medical plan sponsored by another employer on or prior to March 4, 2021 (the “COBRA End Date”) and Employee continues COBRA continuation coverage under the Company’s group medical plan through the COBRA End Date, then in addition to the Monthly Reimbursement Amount described above, the Company shall promptly reimburse Employee, on a monthly basis, for the difference between (i) his actual cost paid to purchase personal medical insurance coverage (including, if applicable, Medicare supplemental coverage and excluding any dental or vision coverage) that is reasonably comparable to the coverage provided by the Company’s group medical plan (as reasonably determined by the Company) for himself from the COBRA End Date through September 4, 2021, less (ii) the monthly employee contribution amount that active executives of the Company pay for similar coverage under the Company’s group medical plan.

e.                                       The Company shall pay Employee $75,000, less deductions for applicable taxes, within 10 business days of the Effective Date.

f.                                        On the Effective Date, Employee’s unvested Outstanding Equity Awards shall vest and become exercisable as though Employee’s employment continued through February 27, 2020, and any then remaining unvested portion of the Outstanding Equity Awards shall be forfeited as of the Effective Date.  Employee’s outstanding and vested stock options shall remain exercisable, without regard to Employee’s termination of employment, until February 26, 2027, as described on the attached Schedule A.  Employee acknowledges and agrees that Employee otherwise has no further rights, payments or benefits owed to him with respect to the Outstanding Equity Awards.

3.                                      No Other Benefits or Payments Due. By executing this Agreement, Employee acknowledges and agrees that (i) Employee is receiving valuable consideration in exchange for his execution of this Agreement to which he would not be otherwise entitled, and (ii) neither the Company nor any of the other Releasees  (as defined in Section 5 of this Agreement) has any prior legal obligation to provide the Severance Benefit.  Employee also acknowledges and agrees that the acceptance of the Severance Benefit and attendant obligations as described in this Agreement is in consideration of Employee’s promises and undertakings as set forth in this Agreement, and that if Employee violates any of the requirements and prohibitions set forth in this Agreement, or Sections 8-10 of the Employment Agreement, Employee forfeits and has no right to the Severance Benefit.  Employee further acknowledges and agrees that the Company has satisfied all obligations owed to Employee pursuant to Employee’s employment with the Company and Employee’s participation in its benefit plans, and that no additional sums are owed by the Company or any of the other Releasees for any reason.

4.                                      No Representations as to Taxation.  The Company makes no representations regarding the taxability or legal effect of the payments or benefits described herein, and Employee is not relying on any statement or representation of the Company in this regard.  Employee will be solely responsible for the payment of any taxes assessed on the payments or benefits provided hereunder.

5.                                      General Release.

a.                                      In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, Employee, on behalf of himself and his agents, spouse, heirs, executors, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company, its parents, subsidiaries or affiliates, together with all of the foregoing entities’ respective current and former principals, officers, directors, partners, shareholders, agents, representatives, attorneys, insurers, members, managers, and employees, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Employee ever had, now has, or may hereafter claim to have against the Releasees, including but not limited to, those related to or arising from Employee’s employment with the Company, the cessation thereof, the Employment

Agreement, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the date of execution of this Agreement by Employee (the “General Release”).  The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Texas Human Rights Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of employment, with the Company or any Releasee and to any Claims for fraud or fraud in the inducement or fraudulent misrepresentation in relation to any such matters.

b.                                      Except as provided in Section 2 of this Agreement, Employee acknowledges and agrees that the Company and its affiliates have fully satisfied any and all obligations owed to him, and no further sums are owed to him by the Company or by any of the other Releasees at any time.  Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Releasee, concerning any event occurring prior to the signing of this Agreement.

c.                                       Notwithstanding the foregoing, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (collectively, “Government Agencies”) or limits Employee’s ability to provide information to or communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies in connection with any charge or complaint, whether filed by Employee, on his behalf, or by any other individual.  However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.  This Agreement does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law.

d.                                      Nothing in this Section 5 shall be deemed to release (i) Employee’s right to enforce the terms of this Agreement, (ii) Employee’s right to any vested benefits under any Company benefit plan accrued by Employee prior to the Separation Date, or (iii) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance. Additionally, Company and Employee agree that Employee will continue to be covered by any and all indemnification agreements, including without limitation, Section 14 of the Employment Agreement as well as any applicable Company directors and officers insurance policy, after the Separation Date, and Employee is not releasing, waiving or relinquishing his rights related to any indemnification he would be entitled to receive as if he continued to be an active employee of the Company.

e.                                       Employee hereby represents and warrants to the Releasees that Employee is the sole owner of any Claims that Employee may now have or in the past had against any of the Releasees and that Employee has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.  Employee represents that he has suffered no work-related injuries while providing services for the Company and represents Employee does not intend to file any claim for compensation for work-related injury.  Employee further represents that Employee has not filed any lawsuits or claims against any of the Releasees, or filed any charges or complaints with any agency against any of the Releasees.  Employee represents that he has not reported any alleged improper conduct or activity to the Company or any of its affiliates; that he has no knowledge of any such conduct or activity; and that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its affiliates.

f.                                        Employee acknowledges that this Section 5 contains a waiver of any rights and claims under the ADEA and the Older Workers Benefit Protection Act.  Employee acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in this Section 5, or has knowingly and voluntarily waived the right to do so, with the execution of this Agreement constituting a voluntary waiver. Employee further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Employee acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by Soumit Roy, General Counsel, at soumit@daseke.com no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period.  If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement (the “Effective Date”).

g.                                       The Company, on behalf of itself and its subsidiaries, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges Employee, his agents, spouse, heirs, executors, successors and assigns from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, suspected or unsuspected, both in law and equity, based on facts known by the Board of Directors of the Company as of the Separation Date, related to or arising from Employee’s employment with the Company, the cessation thereof, and the Employment Agreement.

6.                                      Covenants.  In consideration of the payments and benefits (less all applicable withholdings) set forth in this Agreement, and in exchange for the provision of confidential information of the Company, Employee agrees to be bound by the following covenants:

a.                                      Prior Covenants. Employee acknowledges and affirms the restrictive covenants contained in Sections 8-10 of the Employment Agreement and agrees that such covenants remain in full force and effect, and are reasonable, enforceable, and necessary to protect the legitimate business interests of the Company.

b.                                      Notice under Defend Trade Secrets Act.  In accordance with the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, nothing in this Agreement shall limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information.

c.                                       Return of Property. Employee agrees that, no later than the Separation Date, he will have returned to the Company all property of the Company in whatever form, including (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate of the Company (or business dealings thereof) that are in Employee’s possession, subject to Employee’s control or held by Employee for others; and (ii) all property or equipment that Employee has been issued by the Company or any affiliate of the Company during the course of his employment or property or equipment thereof that Employee otherwise possesses, including any vehicles, computers, cellular phones, pagers and other devices.  Employee acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate of the Company. Employee further agrees that Employee will immediately forward to the Company (and thereafter destroy any copies thereof) any property or business information relating to the Company or any affiliate of the Company that has been or is inadvertently directed to Employee following Employee’s last day of employment, or that Employee discovers is within his possession.  Employee shall be allowed to retain copies of handwritten notebooks and electronic contacts and calendar data bases as well as all personal-related electronic files that do not relate to the business of the Company and its affiliates and that are stored on the Company’s computers and data storage devices.  Upon the completed transfer of these personal-related electronic files, the Company will permanently delete these files.

d.                                      Cooperation.  Employee agrees that following the Separation Date, he will cooperate in good faith with the Company to assist it with any information or matter that is within Employee’s knowledge as a result of Employee’s employment with the Company, including but not limited to being reasonably available for interview by the Company’s attorneys, auditors, or accountants, or providing truthful testimony without the necessity of a subpoena or compensation in any pending or future legal matter in which the Company is a party.  If Employee is required to engage attorneys, other professional advisors or travel to provide such cooperation, then the Company agrees to promptly reimburse Employee for such expenses at mutually agreed upon rates.

7.                                      Consultation with Attorney: Voluntary Agreement.  The Company advises Employee to consult with an attorney of his choosing prior to signing this Agreement.  Employee understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 5, with an attorney.  Employee also understands and agrees that he is under no obligation to consent to the General Release. Employee acknowledges and agrees that the rights and payments set forth this Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release.  Employee represents that he has read this Agreement, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.  Employee acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

8.                                      Section 409A.

a.                                      Compliance.  Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

b.                                      Reimbursement and In-kind Benefits.  To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

c.                                       Section 409A Payment Date.  Notwithstanding any provision in this Agreement to the contrary, (i) if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (A) the date of Employee’s death or (B) the date that is six months after the Separation Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment

Date, and (ii) to the extent any payment hereunder constitutes nonqualified deferred compensation (within the meaning of Section 409A), then each such payment which is conditioned upon Employee’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year shall be paid or provided in the later of the two taxable years. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group (as such term is defined in the Employment Agreement) be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

9.                                      Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule that would require application of a different jurisdiction’s law.

10.                               Dispute Resolution.  All disputes relating to or arising from this Agreement (including but not limited to the arbitrability thereof), Employee’s employment with the Company, the Employment Agreement, and the Company’s 2017 Omnibus Incentive Plan shall be resolved in accordance with Section 11 of the Employment Agreement.

11.                               Entire Agreement. This Agreement, together with Sections 8-11 and 14 of the Employment Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements between the Parties with respect to such matters, unless specifically provided otherwise herein. Employee agrees that he is not relying on any representations outside this Agreement.  The Parties agree that the Employment Agreement (other than Sections 8-11 and 14 thereof) is superseded by this Agreement and of no further force or effect and that the General Release in Section 5 hereof encompasses any and all claims under the Employment Agreement.

12.                               Amendment.  This Agreement may be modified or amended only by a written instrument signed by Employee and an authorized officer of the Company.

13.                               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party.  The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.                               Successors and Assigns.  This Agreement shall inure to the benefit of the Company and each of its successors and assigns.  Employee shall not assign this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment.

15.                               Drafting. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either Party because that Party drafted or caused that Party’s legal representative to draft any of its provisions.

16.                               Headings. Descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

17.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or other electronic means of transmitting signature, and such signatures shall be considered an original for purposes of enforcement of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated:	9/4/19	/s/ Scott Wheeler
Scott Wheeler

Dated:	9/4/19	Daseke, Inc.

		By:	/s/ Chris Easter

		Name:	Chris Easter

		Title:	Interim Chief Executive Officer

Schedule A

60,000 total options as follows:

•                  20,000 Options — Fully vested February 27, 2018

•                  20,000 Options — Fully vested February 27, 2019

•                  20,000 Options — To be fully vested February 27, 2020

•                  Strike Price of $9.98